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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We have issued our report dated February 8, 1996 (except for the "Earning per share" paragraph of Note 1, as to which the date is June 30, 1997) accompanying the financial statements of LIFE Financial Corporation (formerly Life Savings Bank, Federal Savings Bank) appearing in Life Financial Corporation's Annual Report on Form 10-K/A for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 (File #333-44307) of the Life Financial Corporation 401(k) Savings Plan.



/s/ GRANT THORNTON LLP

Irvine, California
April 15, 1999